PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    John D. Milton, Jr.
            Chief Financial Officer                               904/858-9100

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                PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES
                RESULTS FOR THE SECOND QUARTER OF FISCAL 2017

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; April 26, 2017 -

Second Quarter Operating Results for Fiscal year 2017.

The Company reported net income of $260,000, or $.08 per share (inclusive of $81,000, or $.02 per share, due to a reduced tax expense in accordance with newly adopted accounting guidance on stock option exercises), compared to net income of $863,000, or $.26 per share, in the same quarter last year.

During most of the quarter, U.S. average weekly demand for gasoline was down roughly 3-5% versus the same period a year ago. In addition, a large customer bid several of our markets which resulted in the Company losing volume with that customer in some of our locations. As a result, our revenue miles this quarter declined by 1,371,000, or 12.8%, to 9,334,000 versus the same quarter last year. Total revenues for the quarter were $27,393,000, down $1,655,000 from $29,048,000 in the same quarter last year. Transportation revenues (excluding fuel surcharges) were down $2,821,000 to $25,693,000 as a result of the lower revenue miles. However, as a result of improved pricing and effective utilization of our equipment, our transportation revenue per mile increased by 3.3% over the same quarter last year. Fuel surcharge revenues were up $1,166,000 to $1,700,000 due to higher diesel prices and the positive benefits of renegotiating fuel surcharge tables with several key customers last year.

Compensation and benefits decreased $1,297,000 due to fewer miles driven and lower driver training pay as we struggled to find qualified drivers to hire and train. Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $852,000 due to fewer miles driven and higher fuel surcharges. Insurance and losses were up by $678,000 versus the same quarter last year due mainly to increased self insured workers' compensation and health claims. Depreciation increased $272,000 but was mostly offset by lower repair and equipment leasing costs as we continue to eliminate leased tractors from prior acquisitions and replace with Company owned equipment. Corporate expense was higher by $170,000 mainly due to a gain on sale of a 75% interest in the corporate aircraft in last year's second quarter.

As a result, operating profit this quarter was down $1,122,000 to $325,000 compared to $1,447,000 in the same quarter last year. Operating ratio was
98.8 this quarter versus 95.0 in the same quarter last year.

During this second quarter, our driver turnover increased and our applicant flow for new qualified drivers declined compared to last year. We face intense competition for qualified

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drivers both from our direct competitors as well as other industries seeking laborers from the same group that serves the Company. As a result, we experienced a reduction of our average driver force down to 645 from 724 in the same quarter last year. Hiring, training and retaining qualified drivers remains our number one challenge and priority and we are exploring several options related to improving (i) our hiring process, (ii) our compensation structure and (iii) the working environment for our Company drivers.

Similar to recent history, our strategy continues to be that we are not willing to reduce our rates to match unacceptably low bidders and instead will focus on replacing with new business at acceptable rates. We have already seen some success in the markets where we lost business this quarter and are continuing to focus our efforts on completely regaining the prior business levels.

During the quarter our CEO, Thompson S. Baker, II, announced his resignation as CEO of the Company to accept an executive VP position at Vulcan Materials Company. Mr. Baker will continue to serve as the Chairman of the Company's Board of Directors. We want to take this opportunity to thank Mr. Baker for his excellent leadership over the past several years and wish him the best in his new endeavors. Robert E. Sandlin, long time President of our operating subsidiary, Florida Rock & Tank Lines, Inc., was named to replace Mr. Baker as CEO of the Company. Mr. Sandlin has spent his entire 30 plus year career with the Company and we are very excited to have him lead our Company.

First Six Months Results for Fiscal year 2017.

The Company reported net income of $1,172,000, or $.35 per share (inclusive of $250,000, or $.08 per share, due to a reduced tax expense in accordance with newly adopted accounting guidance on stock option exercises), compared to net income of $2,238,000, or $.68 per share, in the same period last year. The prior year included $1,029,000, or $0.31 per share, of net income from the settlement of a claim with BP in connection with the 2010 Deepwater Horizon event.

Our revenue miles declined by 1,956,000, or 9.3%, to 19,185,000 versus the same period last year due to the lower demand for gasoline and the loss of business in a few of our markets. Total revenues were $56,151,000, down $2,268,000 from $58,419,000 last year. Transportation revenues (excluding fuel surcharges) were down $3,571,000 to $52,952,000 as a result of the lower revenue miles. However, as a result of improved pricing and effective utilization of our equipment, our transportation revenue per mile increased by 3.2% over the same period last year. Fuel surcharge revenues were up $1,303,000 to $3,199,000 due to higher diesel prices and the positive benefits of renegotiating fuel surcharge tables with several key customers last year.

Compensation and benefits decreased $1,785,000 due to fewer miles driven and lower driver training pay. Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $910,000 due to fewer miles driven and higher fuel surcharges. Insurance and losses were up $365,000 versus the same period last year due mainly to increased self insured workers compensation and health claims. Depreciation increased $586,000 but was mostly offset by

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lower repair and equipment leasing costs.  Corporate expense was $171,000 lower than last year mainly due to a $226,000 reduction in legal fees.

As a result, operating profit was down $473,000 to $1,573,000 compared to $2,046,000 last year. Operating ratio was 97.2 versus 96.5 last year.

Summary and Outlook.

While the demand for gasoline has been lower for most of the first half of our fiscal year we have seen volumes picking up during the month of March as we head into our typically busy season. We continued to see improvement in our per mile transportation revenue as well as our net fuel expense following the implementation of more neutral fuel surcharge tables last year. The shortage of qualified drivers is the biggest headwind we face today and is a concern as we head into the seasonally busier months ahead. We remain focused on both retention and hiring qualified drivers and are continually discussing various alternatives with respect to driver marketing, driver qualifications and increasing the recruitment of owner-operators that we believe will increase the available driver pool to accomplish these objectives. This year we are implementing several new technologies which we believe will enhance the driver experience, improve customer satisfaction and ultimately improve our bottom line results. Our largest of these initiatives, the installation of our new onboard computer system with improved workflow, will simplify the driver's data entry during loading and unloading and also supply improved delivery information and invoicing for our customer.

During the quarter, we entered into two separate purchase and sale agreements to sell real property located in South Tampa, FL ($10M sales price) and Pensacola, FL ($1.5M sales price). Both contracts are subject to numerous contingencies as the properties are being acquired for commercial redevelopment but we are optimistic that these transactions will close in early FY '18 adding significant value for our shareholders.

We operate in many of the best markets in the country and are known in those markets, and beyond, as a top rated carrier in both safety and customer satisfaction. We are committed to continuing our focus on safety, retention and customer satisfaction and are confident that execution of that focus will enable us to improve our profitability. We will benefit from and plan to maintain a strong balance sheet as we work to achieve our targeted operating ratio in the low nineties and double digit returns on after tax capital employed.

Conference Call.

The Company will host a conference call on Wednesday, April 26, 2017 at 2:00 p.m. (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-800-853-3895 (pass code 18776) for domestic or 1-334-323-7224 (pass code 18776) for international. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab. You may click on this link for the live streaming http://stream.conferenceamerica.com/pth042617. Click on the following link http://archive.conferenceamerica.com/archivestream/ pth042617.mp3 to access the archived internet audio replay. A telephonic audio replay will be available for sixty days following the conference call and is accessible by dialing toll free 877-919-4059 domestic or 1-334-323-0140 international. The passcode of the audio replay is 31705046. Replay options:
"1" begins

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playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds,
"0" instructions, and "9" exits recording. There may be a short delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes.
Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                               (In thousands)
                                (Unaudited)

                                   THREE MONTHS ENDED      SIX MONTHS ENDED
                                       MARCH 31,               MARCH 31,
                                 ---------------------   ---------------------
                                    2017       2016         2017       2016
                                 ---------- ----------   ---------- ----------

Revenues:
  Transportation revenues        $ 25,693     28,514     $ 52,952     56,523
  Fuel surcharges                   1,700        534        3,199      1,896
                                   ------     ------       ------     ------
Total revenues                     27,393     29,048       56,151     58,419

Cost of operations:
  Compensation and benefits        11,455     12,752        23,539    25,324
  Fuel expenses                     3,784      3,470         7,688     7,295
  Repairs & tires                   1,625      1,936         3,263     3,745
  Other operating                     976      1,179         2,010     2,269
  Insurance and losses              2,896      2,218         5,601     5,236
  Depreciation expense              2,397      2,125         4,859     4,273
  Rents, tags & utilities             860        955         1,723     1,904
  Sales, general & administrative   2,281      2,213         4,592     4,612
  Corporate expenses                  998        828         1,615     1,786
  Gain on equipment sales            (204)       (75)         (312)      (71)
                                   ------     ------       ------     ------
Total cost of operations           27,068     27,601       54,578     56,373
                                   ------     ------       ------     ------

Total operating profit                325      1,447        1,573      2,046

BP claim settlement                     -          -            -      1,687
Interest income and other               1          -            3          3
Interest expense                      (32)       (32)         (64)       (67)
                                   ------     ------       ------     ------

Income before income taxes            294      1,415        1,512      3,669
Provision for income taxes             34        552          340      1,431
                                   ------     ------       ------     ------

Net income                       $    260        863     $  1,172      2,238
                                   ======     ======       ======     ======

Comprehensive income             $    260        863     $  1,172      2,238
                                   ======     ======       ======     ======

Earnings per common share:
  Net Income -
    Basic                        $   0.08       0.26         0.36       0.68
    Diluted                      $   0.08       0.26         0.35       0.68

Number of shares (in thousands)
  used in computing:
    -basic earnings
       per common share             3,300      3,283        3,295      3,278
    -diluted earnings
       per common share             3,309      3,286        3,303      3,281

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